Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

FIRST SOLAR ASSET MANAGEMENT, LLC,

8POINT3 OPERATING COMPANY, LLC

AND

FIRST SOLAR, INC.

___________________________________________

Dated as of March 31, 2016

___________________________________________

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SCHEDULES

Seller Disclosure Schedules
Schedule 1.01(a)	Knowledge Persons
Schedule 1.01(b)	Permitted Equity Liens
Schedule 1.01(c)	Permitted Liens
Schedule 1.01(d)	Tax Equity Financing
Schedule 3.04	No Violation or Conflict
Schedule 3.05	Consents and Approvals
Schedule 3.07	Capital Stock
Schedule 3.08(a)	Balance Sheet
Schedule 3.10(a)	Real Property
Schedule 3.10(e)	Mineral Rights
Schedule 3.11(b)	Acquired Assets
Schedule 3.11(c)	Force Majeure Claims or Delays
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Defaults
Schedule 3.13	Compliance with Laws
Schedule 3.14	Permits
Schedule 3.15	Taxes
Schedule 3.16	Litigation
Schedule 3.18	Insurance
Schedule 3.20(a)	Environmental Matters
Schedule 3.21	Brokers
Schedule 3.22	Regulation
Schedule 3.23	Related Party Transactions
Schedule 3.24	Support Obligations
Schedule 3.25(a)	Intellectual Property

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Omnibus Agreement Amendment
Exhibit C	-	Form of Certification of Non-Foreign Status
Exhibit D	-	Form of Pledge Supplement

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of March 31, 2016 (the “Execution Date”), by and among First Solar Asset Management, LLC, a Delaware limited liability company (“Seller”), 8point3 Operating Company, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of agreeing to its obligations set forth in Section 6.07, First Solar, Inc., a Delaware corporation (“Seller Guarantor” and together with Seller and Purchaser, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the limited liability company interests (the “Company Interests”) in, and is the sole member of, FSAM Kingbird Solar Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns one hundred percent (100%) of the class B limited liability company interests in, and the Company is a member of, Kingbird Solar, LLC, a Delaware limited liability company (“Kingbird Holdings”);

WHEREAS, Kingbird Holdings owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of, each of (A) Kingbird Solar A, LLC, a Delaware limited liability company (the “Kingbird A Project Company”), and (B) Kingbird Solar B, LLC, a Delaware limited liability company (the “Kingbird B Project Company” and together with the Kingbird A Project Company, the “Project Companies”);

WHEREAS, the Kingbird A Project Company owns and controls a 20 MWac photovoltaic solar generating facility located in Kern County, California (the “Kingbird A Project”);

WHEREAS, the Kingbird B Project Company owns and controls a 20 MWac photovoltaic solar generating facility located in Kern County, California (the “Kingbird B Project” and together with the Kingbird A Project, the “Projects”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to cause 8point3 OpCo Holdings to purchase from Seller, each on the terms and conditions set forth in this Agreement, all of the Company Interests; and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership (“General Partner”), has, based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement are in the best interests of the Partnership Group (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 24, 2015 (the “Partnership Agreement”)), unanimously approved the transactions contemplated hereby and such approval constituted “Special Approval” for purposes of the Partnership Agreement, (b) the Conflicts Committee has unanimously recommended that the Board of Directors approve the transactions contemplated hereby, and (c) subsequently, the Board of Directors has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

Article I

DEFINITIONS

Section 1.01Definitions.  In this Agreement (including the Preamble and Recitals hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“8point3 Entities” means the Partnership and its Subsidiaries.

“8point3 OpCo Holdings” means 8point3 OpCo Holdings, LLC, a Delaware limited liability company.

“Acquired Assets” has the meaning set forth in Section 3.11(a).

“Acquired Companies” means the Company, Kingbird Holdings and the Project Companies.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, Seller and its Affiliates will not be deemed to be Affiliates of the 8point3 Entities hereunder, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Cost” means an amount equal to the sum of the Purchase Price and the Contribution.

“Amended and Restated Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and SunPower, in the form to be reasonably agreed by the parties thereto, which adds the Projects to the obligations set forth in Article III of the Omnibus Agreement.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, between Seller and 8point3 OpCo Holdings, to be entered into at the Closing, substantially in the form of Exhibit A hereto.

“Balance Sheet” has the meaning set forth in Section 3.08(a).

“Board of Directors” has the meaning set forth in the Recitals.

“Business” means the business of the Acquired Companies on the Execution Date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Collateral Credit Support” means the credit support described in item 8 on  Schedule 3.24.

“Cash Collateral Payment” has the meaning set forth in Section 2.01(c).

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, as amended, or any successor provision.

“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a general partnership, its statement of partnership existence, if any, and its partnership agreement; (c) in respect of a limited partnership, its certificate of limited partnership and its partnership agreement; and (d) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Closing” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means the date on which each of the Projects has achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of either Project) under each construction contract for the construction of the Projects and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which either Project delivers or transmits Electricity from such Project.

“Company” has the meaning set forth in the Recitals.

“Company Interests” has the meaning set forth in the Recitals.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent” means a consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, including a consent, notification or waiver as may be required by any Person to acquire, own, lease or occupy land.

“Contract” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Contribution” has the meaning set forth in Section 2.01(d).

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 5, 2015, among Purchaser, the Partnership, certain Subsidiaries of Purchaser, as guarantors, various lenders, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Bank USA and Citibank, N.A., as co-documentation agents.

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing (a) shall be payable pursuant to a Third Party Claim or (b) arise under (i) clauses (ii) or (iii) of the definition of “Seller Indemnified Taxes” or (ii) Section 7.05, Section 7.07 or Section 7.08 and constitute lost profits, which would have been available for distribution by the Purchaser, resulting from a failure by any Acquired Company to realize revenues under a Contract to which it is a party.

“Deductible Amount” has the meaning set forth in Section 6.04(a).

“Default” has the meaning set forth in Section 3.04.

“Delaware Courts” has the meaning set forth in Section 8.10.

“De Minimis Claim” has the meaning set forth in Section 6.04(a).

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than (i) a “tax-exempt controlled entity” as defined in

Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Electricity” means electric energy, measured in kilowatt hours.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices of violations or complaints by any Person based upon, alleging, asserting, or claiming any (a) violation of any Environmental Law, or (b) Liabilities under any Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release or threatened Release of, or any exposure of any Person to, any Hazardous Substances.

“Environmental Laws” means any Law pertaining to pollution, the protection, restoration, or remediation of the environment or natural resources (including the protection of wildlife and sensitive environmental areas), or protection of human health or safety, including Laws relating to:  (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means Permits required under any Environmental Law.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or ever was treated as a single employer together with such Person under Section 414 of the Code or is or ever was part of a “controlled group” or is or ever was under “common control” with such Person under Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” under PUHCA.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Projections” means the Project Model provided to the Conflicts Committee pursuant to Section 6.6 of the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of June 24, 2015.

“First Solar” means First Solar, Inc., a Delaware corporation.

“FPA” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party or the Projects.

“Guaranteed Obligations” has the meaning set forth in Section 6.07(a).

“Hazardous Substance” means (a) asbestos, asbestos containing materials, urea formaldehyde foam, flammable explosives, radon gas and polychlorinated biphenyls; (b) petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (c) any material, substance, chemical or waste (or combination thereof) that is defined, listed or identified as hazardous, toxic, a pollutant, or a contaminant, radioactive, or words of similar meaning or effect under any Environmental Law; or (d) any other material, substance, chemical or waste (or combination thereof) that can form the basis for any Liability under any Environmental Law.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing; and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnifiable Tax Equity Payment” means any payment by an Acquired Company or any 8point3 Entity under any Tax Equity Financing agreement that is made as the result of, or any distribution to any other Person of cash to which Purchaser would have been entitled but for, (a) any inaccuracy or breach of any representation, warranty, covenant or similar provision of such agreement, including any payment made as the result of a change in the allocation of U.S.

federal income tax credits or (b) any indemnification obligation pursuant to Section 7.03(k)(i) of the Tax Equity LLCA, but only if and to the extent that such special underpayment interest referred to in such Section is attributable to an imputed underpayment that would not have occurred but for the “Fixed Tax Assumptions” (as defined in the Tax Equity LLCA) being incorrect (except to the extent that any Fixed Tax Assumption is incorrect as a result of a breach of a representation or covenant in the Tax Equity LLCA or Tax Equity ECCA by a “Class B Member,” including as the “Managing Member,” the “Tax Matters Member” or the “Partnership Representative” (each as defined in the Tax Equity LLCA), as applicable, on behalf of Kingbird Holdings); provided, however, that the Parties hereby agree that in no event shall any payment, liability, or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of an 8point3 Entity following Closing (other than the making of any “Section 6226 Election” (as defined in the Tax Equity LLCA) pursuant to Section 7.03(i) of the Tax Equity LLCA) be considered included in this definition of Indemnifiable Tax Equity Payment.

“Indemnified Party” means any Person within the definition of Seller Group or the definition of Purchaser Group that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property rights, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable:  (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, Internet domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, patent applications, and any related reissuances, renewals, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions thereof and (d) trade secrets and confidential and proprietary information, including confidential and proprietary ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intellectual Property Licenses” means all Contracts under which there is (i) a grant to a third Person of any license or other right to use any of the Intellectual Property owned by the Acquired Companies or (ii) a grant to the Acquired Companies of a license or other right to use a third Person’s Intellectual Property which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by the Acquired Companies after the Closing, which is not owned by the Acquired Companies.

“Kingbird A Project” has the meaning set forth in the Recitals.

“Kingbird A Project Company” has the meaning set forth in the Recitals.

“Kingbird B Project” has the meaning set forth in the Recitals.

“Kingbird B Project Company” has the meaning set forth in the Recitals.

“Kingbird Holdings” has the meaning set forth in the Recitals.

“Kingbird Holdings MSA” means that certain Management Services Agreement, dated as of February 26, 2016, between Seller and Kingbird Holdings, as amended from time to time.

“Knowledge” means the actual knowledge of each individual listed in Schedule 1.01(a) of the Seller Disclosure Schedule after due inquiry.

“Laws” means any applicable (a) laws, statutes, rules, regulations, statutory rules, orders, judgments, ordinances, codes, injunctions, decrees or other legally enforceable requirements of any Governmental Authority in effect at such time or (b) rules of common law or terms and conditions of any Permit.

“Leased Real Property” has the meaning set forth in Section 3.10(a)(ii).

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising.  For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Management Services Agreement” means that certain Management Services Agreement, dated as of the date hereof, among Seller, the Company and the other Persons party thereto.

“Material Adverse Effect” means, with respect to any given Person, any actual change, event or effect that, individually or in the aggregate, together with other actual changes, events or effects, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (b) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (c) changes in GAAP or the interpretation thereof or changes in Law or the interpretation or enforcement thereof, (d) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, or (e) the failure by such Person or any of its Affiliates to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.12(a).

“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person to sell electric capacity, energy and ancillary services at wholesale at market-based rates, (b) accepting such Person’s market-based rate tariff for filing without condition or modification that reasonably could be expected to result in a material adverse effect on such Person, and (c) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of June 24, 2015, by and among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and SunPower, as heretofore amended.

“Omnibus Agreement Amendment” means Amendment No. 4 to the Omnibus Agreement among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and SunPower, to be entered into at the Closing, substantially in the form of Exhibit B hereto.

“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award of a Governmental Entity.

“Overdue Obligation” has the meaning set forth in Section 6.07(b).

“Owned Real Property” has the meaning set forth in Section 3.10(a)(i).

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Demand” has the meaning set forth in Section 6.07(b).

“Permits” means written permits, licenses, certificates, franchises, registrations, exemptions, authorizations, variances, consents and approvals obtained from any Governmental Entity.

“Permitted Equity Liens” means (a) restrictions on transfer imposed by applicable securities Laws, (b) with respect to the Company Interests, restrictions on transfer set forth in the Charter Documents of the Company, (c) with respect to the Equity Interests in Kingbird Holdings, restrictions on transfer set forth in the Charter Documents of Kingbird Holdings, (d) with respect to the Equity Interests in a Project Company, restrictions on transfer set forth in the Charter Documents of such Project Company, (e) Liens that arise as the result of any Tax Equity Financing and (f) those matters set forth in Part I of Schedule 1.01(b) of the Seller Disclosure Schedule.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which in each case appropriate reserves in accordance with GAAP have been recorded on the Balance Sheet; (b) mechanics’, materialmens’ or other similar Liens arising in the ordinary course of business for sums that are not yet due and payable or for which adequate reserves have been taken on the Balance Sheet; (c) other Liens arising in the ordinary course of business for sums that are immaterial in amount to the Acquired Companies and not yet due and payable and do not materially detract from the value of or materially impair the existing or contemplated use of the property affected by such Lien; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities that do not, in each case, materially detract from the value or materially impair the existing or contemplated use of the land or other property affected by such restrictions or regulations; (e) any matters of record that are not material in amount to the affected Acquired Company and do not materially detract from the value of or materially impair or inhibit the existing or contemplated use or operation of the property affected by such Lien; (f) customary set-off and similar netting arrangements in favor of banks in connection with deposit accounts, security accounts and similar banking arrangements arising in the ordinary course of business; (g) those matters set forth on Schedule 1.01(c) of the Seller Disclosure Schedule and (h) any Permitted Equity Lien.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Entity or political subdivision thereof or other entity.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge and Security Agreement” has the meaning set forth in the Credit Agreement.

“Pledge Supplement” means a supplement to the Pledge and Security Agreement, to be entered into by the Company, substantially in the form of Exhibit D hereto.

“Power Purchase Agreements” means each of (i) the Power Purchase Agreement, dated September 27, 2013, between Kingbird A Project Company and The City of Pasadena, as it has or may be amended from time to time, and (ii) the Power Purchase Agreement, dated October 22, 2013, between Kingbird B Project Company and Southern California Public Power Authority, as it has or may be amended from time to time.

“PPA Buyers” means each of Southern California Public Power Authority and The City of Pasadena

“Project Companies” has the meaning set forth in the Recitals.

“Project Model” means the financial model for the Projects, as transmitted by email from Stefan Bartl to Thomas O’Connor, on March 30, 2016 at 8:08 p.m. (New York time).

“Project Permits” has the meaning set forth in Section 3.14(a).

“Project Tax Credit” means the investment tax credit under Section 48 of the Code and the production tax credit under Section 45 of the Code.

“Projects” has the meaning set forth in the Recitals.

“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of  2005, and FERC’s regulations and orders thereunder.

“Purchase Price” has the meaning set forth in Section 2.01(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” has the meaning set forth in Section 6.02.

“Purchaser Material Adverse Effect” means a Material Adverse Effect on the ability of Purchaser or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents to which Purchaser or its Affiliates is a party.

“Purchaser Specified Representations” means those representations and warranties made in Sections 4.01 (Organization; Qualification), 4.02 (Authority and Power), 4.03 (Valid and Binding Obligation) and Section 4.06 (No Brokers).

“Real Property Interests” has the meaning set forth in Section 3.10(d).

“Recoveries” has the meaning set forth in Section 6.06(d).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.

“ROFO Agreement” has the meaning set forth in Section 8.14.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule prepared and delivered by Seller to Purchaser as of the Execution Date.

“Seller Group” has the meaning set forth in Section 6.03.

“Seller Guarantor” has the meaning set forth in the Preamble.

“Seller Indemnified Taxes” means (i) all Tax liabilities attributable to the ownership, management and operation of the Acquired Companies or the ownership and operation of the Acquired Assets or the Business and incurred on or prior to the Execution Date (as determined under Section 7.02), including (a) any such Tax liabilities of Seller and its Affiliates (including the Acquired Companies and the Purchaser) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on the Acquired Companies or the Purchaser that results from the business or operation of any other Affiliate of Seller, (ii) any payment required to be made following Closing as the result of the reduction, disallowance, preclusion of the availability, or recapture of any Cash Grant claimed or received with respect to a Project prior to Closing, and (iii) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to a Project or allocated by the Acquired Companies prior to Closing; provided, however, that the Parties hereby agree that in no event shall any payment, liability or other Damages whatsoever arising as the result of, or that otherwise would not have been incurred except through, any action of an 8point3 Entity following Closing be deemed to constitute Seller Indemnified Taxes.

“Seller Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, taken as a whole, or a material adverse effect on the ability of Seller or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its material obligations under the Transaction Documents to which such Person is a party.

“Seller Party” has the meaning set forth in Section 3.01(a).

“Seller Specified Representations” means those representations and warranties made in Section 3.01 (Organization; Qualification), Section 3.02 (Authority and Power), Section 3.03 (Valid and Binding Obligation), Section 3.06 (Transfer of Company Interests), Section 3.07 (Capital Stock) and Section 3.21 (No Brokers).

“Specified Affiliate Bonus” means any “Performance Bonus,” “Bonus Payment” or any similar bonus, to the extent paid to First Solar or any Affiliate thereof (including First Solar Electric (California), Inc.), in its role as operator or contractor under any performance guarantee agreement, engineering, procurement and construction contract, or similar agreement, entered into between First Solar or its Affiliate, as operator or contractor, and any Acquired Company.

“Specified Representations” means each of the Seller Specified Representations and the Purchaser Specified Representations, as the context may require.

“Sponsor” means First Solar.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has the power to elect or direct the election of a majority of the directors or other governing body of such Person or (ii) is a managing member or sole or controlling member.

“Support Obligations” has the meaning set forth in Section 3.24.

“SunPower” means SunPower Corporation, a Delaware corporation.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Breach” means the occurrence of any event resulting in an Indemnifiable Tax Equity Payment with respect to the Acquired Companies.

“Tax Equity ECCA” means that certain Membership Interest Purchase and Equity Capital Contribution Agreement, dated as of February 26, 2016, among the Company, Kingbird Holdings and the Tax Equity Investor.

“Tax Equity Financing” means those transactions described in Schedule 1.01(d) of the Seller Disclosure Schedule.

“Tax Equity Investor” means State Street Bank and Trust Company, in its capacity as the “Class A Equity Investor” pursuant to the Tax Equity ECCA.

“Tax Equity LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of Kingbird Holdings, dated as of February 26, 2016, between the Company and Antrim Corporation.

“Tax Equity Purchase Shortfall” means the difference of (a) the purchase price payable by any member of the Purchaser Group to Sponsor or any Affiliate thereof in respect of the acquisition of any Acquired Company, any Acquired Asset or the Projects less (b) the aggregate amount of (i) all proceeds received by the Purchaser Group pursuant to the Tax Equity Financing in respect of the Acquired Companies, the Acquired Asset or the Projects and (ii) all equity contribution proceeds received by the Purchaser Group from, or on behalf of, Sponsor or any Affiliate thereof, in each case, to the extent such Tax Equity Financing proceeds and equity contribution proceeds were contemplated to fund the payment of such purchase price.

“Tax Equity Second Funding” means the payment by the Tax Equity Investor of the “Class A Second Funding Date Purchase Price” on the “Second Funding Date” (as each such term is defined in the Tax Equity ECCA).

“Tax Returns” means any return, report, declaration, information return, statement, property Tax rendition, or other document filed or required to be filed with any Governmental Entity (including any schedule, appendix or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Transaction Documents” means this Agreement and the Assignment and Assumption Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.06.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

Section 1.02Construction; Interpretation.  Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a)Reference to a given Article, Section, clause or Exhibit is a reference to an Article, Section, clause or Exhibit of this Agreement, unless otherwise specified.  The Exhibits and Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Seller Disclosure Schedule, the Exhibits and Schedules).

(b)The Seller Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates; provided, that any fact or item that is disclosed in any section of the Seller Disclosure Schedule that is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation or warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, to qualify another representation or warranty of Seller shall be deemed also to be disclosed in the other sections of the Seller Disclosure Schedule notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a Seller Material Adverse Effect.

(c)Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis and as amended from time to time.

(d)If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e)Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(f)Reference to a Person includes its predecessors, successors and permitted assigns.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g)The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” shall not be exclusive.

(h)Amounts calculated or determined under this Agreement shall be without double-counting.

(i)No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(j)The term “made available” and words of similar import means that the relevant documents, instruments or materials were posted and made available to the other Party on the Intralinks due diligence data site maintained by the Seller for the purpose of the transactions contemplated by this Agreement, prior to the date hereof.

Article II

PURCHASE AND SALE OF COMPANY INTERESTS; CLOSING

Section 2.01Purchase and Sale of Company Interests.

(a)On the terms and conditions set forth herein, on the Execution Date, Purchaser hereby agrees to cause 8point3 OpCo Holdings to purchase, assume and accept from Seller, free and clear of all Liens, other than Permitted Equity Liens, the Company Interests.

(b)The aggregate consideration for the Company Interests is $42,866,458 in cash (the “Purchase Price”).

(c)In addition to the Purchase Price at the Closing, Purchaser shall pay Seller $20,000 in cash (the “Cash Collateral Payment”) in consideration for the Cash Collateral Credit Support, and Purchaser shall have no obligation hereunder (including Section 5.06) to cause the Cash Collateral Credit Support to be returned to Seller or any Affiliate thereof.

(d)Following the Closing, Purchaser shall cause 8point3 OpCo Holdings to make one or more capital contributions to the Company, and shall cause the Company to further contribute such capital to Kingbird Holdings, in an aggregate amount equal to $17,133,542 (the “Contribution”), which Contribution shall be in satisfaction of the obligation of the Company to contribute the “Class B Second Funding Date Capital Contribution” (as defined in the Tax Equity ECCA) under the Tax Equity ECCA.  Seller hereby acknowledges that any amounts in excess of the Contribution due from the Company to Kingbird Holdings as the “Class B Second Funding Date Capital Contribution” (as defined in the Tax Equity ECCA) are subject to the reimbursement, indemnification and other protections provided to Purchaser by First Solar in accordance with, and subject to any limitations in, the Omnibus Agreement.

Section 2.02Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on the Execution Date and shall occur simultaneously with the execution of this Agreement by the Parties.

Section 2.03Closing Deliveries of Seller.  At the Closing, Seller will deliver, or cause to be delivered, the following to Purchaser:

(a)the Management Services Agreement, duly executed by the parties thereto;

(b)a counterpart to the Assignment and Assumption Agreement, duly executed by Seller;

(c)a counterpart to the Omnibus Agreement Amendment, duly executed by Holdings, the General Partner, First Solar and SunPower; and

(d)a certification of non-foreign status, in the form of Exhibit C, in respect of the “transferor” of the Company Interests, in accordance with United States Treasury Regulations Section 1.1445-2(b)(2).

Section 2.04Closing Deliveries of Purchaser.  At the Closing, Purchaser will deliver, or cause to be delivered, the following to Seller:

(a)the Purchase Price;

(b)the Cash Collateral Payment;

(c)a counterpart to the Assignment and Assumption Agreement, duly executed by 8point3 OpCo Holdings;

(d)a counterpart to the Omnibus Agreement Amendment, duly executed by the Partnership and the Purchaser; and

(e)a Pledge Supplement, duly executed by the Company.

Article III

REPRESENTATIONS AND WARRANTIES OF Seller

Seller hereby represents and warrants to Purchaser as follows as of the Execution Date:

Section 3.01Organization; Qualification.

(a)Each of Seller and the Acquired Companies (each, a “Seller Party”) has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of Seller, where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)Each Seller Party is duly qualified and in good standing to do business as a foreign limited liability company, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)Seller has heretofore made available to Purchaser complete and correct copies of the Charter Documents of each Acquired Company.

Section 3.02Authority and Power.  Each Seller Party (a) has all requisite limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

Section 3.03Valid and Binding Obligation.

(a)This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly and validly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b)Each of the Transaction Documents to which a Seller Party is a party will be duly and validly executed and delivered by such Person and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by Purchaser and any Affiliates of Purchaser party thereto, will constitute a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 3.04No Violation or Conflict. Except as set forth on Schedule 3.04 of the Seller Disclosure Schedule, none of the execution, delivery or performance of the Transaction Documents by each Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any Seller Party, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material Lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration (any or all of the foregoing, a “Default”) under any material Permit or Contract to which any Seller Party is a party or by which any of their respective properties are bound or (c) contravene, in any material respect, any material Law.

Section 3.05Consents and Approvals. Schedule 3.05 of the Seller Disclosure Schedule sets forth each material Consent of, with or to any Governmental Entity or other Person that is required to be obtained or made by or with respect to any Seller Party in connection with (i) the execution and delivery of this Agreement and the other Transaction Documents, or (ii) the consummation of the transactions contemplated hereby or thereby and each such Consent has been obtained, waived or the time for asserting such right has expired.

Section 3.06Transfer of Company Interests.  Seller is the record and beneficial direct owner of and holds good, valid and transferable title to the Company Interests.  The delivery by Seller of the Assignment and Assumption Agreement, duly executed by Seller and 8point3 OpCo Holdings, will transfer to 8point3 OpCo Holdings good and valid title to the Company Interests free and clear of any Liens (other than Permitted Equity Liens), and admit 8point3 OpCo Holdings as the sole member of, the Company, immediately upon Closing.

Section 3.07Capital Stock.

(a)Other than Kingbird Holdings and the Project Companies, the Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07(a) of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Company Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which Seller or the Company is, or may be, obligated to sell, issue or acquire any Company Interests.  Except as set forth on Schedule 3.07, no Company Interests are represented by any certificate or other instrument.

(b)Other than the Project Companies, Kingbird Holdings has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in Kingbird Holdings (other than Liens on those Equity Interests not owned by the Company), and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which the Company or Kingbird Holdings is, or may be, obligated to sell, issue or acquire any Equity Interests in Kingbird Holdings.  Except as set forth on Schedule 3.07, no Equity Interests in Kingbird Holdings are represented by any certificate or other instrument.

(c)Neither Project Company has any Subsidiaries nor owns, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in either Project Company, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which Kingbird Holdings or either Project Company is, or may be, obligated to sell, issue or acquire any Equity Interests in either Project Company.  Except as set forth on Schedule 3.07, the Equity Interests in each Project Company are not represented by any certificate or other instrument.

(d)The Company Interests are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of the Company Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Company Interests were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Seller is the sole member of the Company immediately prior to the Closing.

(e)The Equity Interests in Kingbird Holdings (other than such Equity Interests not directly or indirectly owned by the Company) are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Equity Interests in Kingbird Holdings were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Company and Antrim Corporation, a Delaware corporation, are the only members of Kingbird Holdings immediately prior to the Closing.

(f)The Equity Interests in each Project Company are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Equity Interests in each Project Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and Kingbird Holdings is the sole member of each Project Company immediately prior to the Closing.

Section 3.08Financial Statements.

(a)Attached hereto as Schedule 3.08(a) of the Seller Disclosure Schedule is a true and complete copy of the unaudited pro forma balance sheet of Kingbird Holdings and the Project Companies, prepared on a consolidated basis as of December 31, 2015, and giving effect to the sale of the Company Interests under this Agreement (the “Balance Sheet”).

(b)Except as set forth therein, the Balance Sheet (i) presents fairly in all material respects the consolidated financial position of Kingbird Holdings and the Project Companies, at the date set forth therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Balance Sheet has been prepared without footnotes and is subject to normal year-end adjustments, which are not expected to be material either individually or in the aggregate, and (ii) has been prepared from, is in accordance with and accurately reflects, the books and the accounting and financial records of Kingbird Holdings and the Project Companies covered by such Balance Sheet, which books and records are accurate and complete in all material respects.

Section 3.09Undisclosed Liabilities.  Except for (a) liabilities or obligations that are reflected on or reserved against on the Balance Sheet, to the extent so reflected or reserved thereon, (b) with respect to Kingbird Holdings and the Project Companies, liabilities or obligations incurred in the ordinary course of business after the date of the most recent Balance Sheet, or (c) liabilities of Kingbird Holdings and the Project Companies that, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole, the Acquired Companies have no liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 3.10Real Property.

(a)Schedule 3.10(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following:

(i)all real property owned in fee by the Acquired Companies (“Owned Real Property”); and

(ii)all real property (A) leased or subleased to the Acquired Companies or (B) subject to other leasehold interests, easements, air rights and rights-of-way appertaining or related thereto, or other similar interest in real property in favor of the Acquired Companies (all such real property together with all buildings and other improvements thereon, “Leased Real Property”).

(b)The agreements pursuant to which the Leased Real Property is leased by the Project Companies are in full force and effect and enforceable against the Acquired Companies, and to Seller’s Knowledge, each other party thereto in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditor’s rights in general and by general principles of equity) and there are no defaults by the Acquired Companies, nor to Seller’s Knowledge, any other party to such agreements, and the Acquired Companies have not received any notice of termination with respect to any such agreements.

(c)The Acquired Companies have good, marketable and indefeasible fee title to the Owned Real Property owned by it, subject to no Liens other than Permitted Liens.  The Acquired Companies have a valid and subsisting leasehold or subleasehold estate in, and the right to make use of, the Leased Real Property subject to the terms and conditions of the applicable lease or sublease agreement and subject to no Liens other than Permitted Liens.  No Acquired Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the Real Property Interests or any portion thereof except as would not, individually or in the aggregate, reasonably be expected to materially impair the use or operation of the Projects.

(d)With respect to the Owned Real Property and Leased Real Property (collectively, the “Real Property Interests”), neither Seller nor its Affiliates nor any Acquired Company, has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the Real Property Interests.

(e)Except as set forth in Schedule 3.10(e) of the Seller Disclosure Schedule:

(i)there are no existing severed or other mineral rights affecting the Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of the Projects;

(ii)neither Seller nor its Affiliates nor any Acquired Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the Real Property Interest, or any portion thereof, which would materially and adversely affect the Projects; and

(iii)no portion of either Project encroaches on property outside the boundaries of the Real Property Interests without the written consent of the owner of that property.

Section 3.11Personal Property; Sufficiency of Assets.

(a)Other than with respect to Intellectual Property, which is addressed in Section 3.25, the Acquired Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with the Business as currently conducted (the “Acquired Assets”), free and clear of any Liens, other than Permitted Liens.

(b)The tangible Acquired Assets have been maintained in accordance with Prudent Solar Industry Practices.  Except as set forth on Schedule 3.11(b) of the Seller Disclosure Schedule, and except for equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated (to the extent that such repair, replacement or other remediation is reasonably expected to be less than $25,000) under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the tangible Acquired Assets that are material to the Projects, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(c)Except as set forth on Part I of Schedule 3.11(c) of the Seller Disclosure Schedule, there are no written force majeure claims or, to the Knowledge of Seller, no delays in completing either Project that, in either case, are reasonably likely to result in the Commercial Operation Date for such Project failing to occur prior to the date set forth for such Project on Part II of Schedule 3.11(c) of the Seller Disclosure Schedule or in a Seller Material Adverse Effect.

(d)The Acquired Assets and the Real Property Interests, taken as a whole, constitute all of the material assets (other than Intellectual Property, which is addressed in Section 3.25) the use or benefit of which are reasonably necessary and sufficient for the operation of the Business as currently conducted.

Section 3.12Contracts.

(a)Schedule 3.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any Acquired Company is a party or by which any Acquired Company or its properties or other assets are otherwise bound (each, a “Material Contract”):

(i)loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any Acquired Company by any other Person, (B) the guaranty by any Acquired Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by Seller or any of its Affiliates (other than any Acquired Company) of obligations of any Acquired Company or (D) reimbursement agreements relating to guarantees;

(ii)commodity, currency or interest rate hedge, exchange or similar agreements;

(iii)partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv)power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v) (A) electricity interconnection agreements and (B) transmission agreements;

(vi) (A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii)labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii)non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix)agreements (other than any Transaction Document) between (I) Sponsor or any of its Affiliates (excluding the Acquired Companies), on the one hand, and (II) any of the Acquired Companies, on the other hand;

(x)leases, subleases and any other material agreements affecting, benefiting, or burdening all or any part of the Real Property Interests;

(xi)agreements subjecting any Acquired Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xii)any agreement, other than those set forth in the foregoing clauses (i) through (xi), which expressly provides for future payment to or from, or Liabilities of, any Acquired Company of at least $250,000 over the term of such Contract.

(b)Except as set forth on Schedule 3.12(b) of the Seller Disclosure Schedule, there is no material default (i) on the part of the Company or (ii) to Seller’s Knowledge, on the part of any other Person, in each case, under any Material Contract.  Each Acquired Company and, to the Knowledge of Seller, each other Person, in each case, has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Material Contract to which it is a party.

(c)Each Material Contract constitutes a legal, valid and binding obligation of the Acquired Company party thereto (and, to Seller’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the Acquired Company party thereto (and, to Seller’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity).

(d)Except as set forth on Schedule 3.12(a) of the Seller Disclosure Schedule, Seller has made available to Purchaser true, complete and correct copies of all Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto).

Section 3.13Compliance With Laws.  The Acquired Companies are in compliance, in all material respects, with all material Laws.  Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to Seller’s Knowledge, threatened against the Acquired Companies or any Acquired Assets and, to Seller’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity against the Acquired Companies or any Acquired Assets.  Neither Seller nor its Affiliates nor any Acquired Company has received any written communication from any Governmental Entity that alleges that any Acquired Company is not in compliance, in any material respect, with any material Law which has not been resolved.

Section 3.14Permits.

(a)Except as noted on Schedule 3.14 of the Seller Disclosure Schedule, (i) the applicable Acquired Companies own or otherwise hold all the material Permits, including Environmental Permits, necessary to enable the Project Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted, including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of the Projects (the “Project Permits”), (ii) each such Project Permit is valid and in full force and effect, and (iii) no Acquired Company is in material violation of, and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a material violation of, any Project Permit.

(b)None of Seller, its Affiliates or the Acquired Companies has received any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of the Acquired Companies, any such Project Permit.  True and correct copies of each such Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the Acquired Companies have been made available to Purchaser.

Section 3.15Taxes.  Except as noted on Schedule 3.15 of the Seller Disclosure Schedule:

(a)the Acquired Companies are treated and have always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and are not treated and have not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner as described in Treasury Regulation § 301.7701-3;

(b)the Acquired Companies have timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c)the Acquired Companies have (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d)neither the Seller nor the Acquired Companies have received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against or with respect to the Acquired Companies;

(e)there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the assets or Business of the Acquired Companies;

(f)neither Seller nor the Acquired Companies nor any of their Affiliates has waived or agreed to any extension of any statute of limitations or period of limitations for any Taxes of or with respect to the assets or Business of the Acquired Companies that is currently in effect;

(g)no Governmental Entity in a jurisdiction where an Acquired Company does not file a Tax Return has made a claim or assertion or threatened that such Acquired Company is or may be subject to Tax in such jurisdiction;

(h)there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of the Acquired Companies which could affect the liability for Taxes of the Acquired Companies;

(i)neither the Seller nor the Acquired Companies are or have ever been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j)none of the assets held by an Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k)there are no Liens (other than Permitted Liens) or encumbrances for Taxes on the Company Interests or upon any of the assets of any of the Acquired Companies;

(l)no Cash Grant has been applied for or received with respect to the Projects or the Acquired Companies;

(m)neither Seller nor any of its Affiliates nor any of the Acquired Companies has received any written notification, and Seller does not otherwise have Knowledge, of any fact, event, condition or circumstance that could be expected to result in a reallocation, recapture or denial of any Project Tax Credit with respect to the Projects or the Acquired Companies;

(n)to Seller’s Knowledge, all Tax Returns for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects; and

(o)the Acquired Companies are not a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the Material Contracts.

Section 3.16Litigation.  Except as disclosed on Schedule 3.16 of the Seller Disclosure Schedule, there are no material Actions pending or, to Seller’s Knowledge, threatened (and to Seller’s Knowledge as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against any Acquired Company or Project, or any current or former member, director or officer of any Acquired Company acting in such capacity.  Except as set forth on Schedule 3.16 of the Seller Disclosure Schedule, there are no outstanding Orders to which any Acquired Company is a party, or by which any Acquired Company (or any of the assets of such Acquired Company) is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement and in the other Transaction Documents.

Section 3.17Absence of Material Adverse Effect.  From and after December 31, 2015, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had a Seller Material Adverse Effect.

Section 3.18Insurance.  The Acquired Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable.  Except as set forth on Schedule 3.18 of the Seller Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the Acquired Companies (the “Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any Acquired Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.  No notice of cancellation or non-renewal of any Insurance Policy, or any material changes that are required in the conduct of the Acquired Companies as a condition to the continuation of coverage under or renewal of any such Insurance Policy, has been received by Seller or any Acquired Company or its Affiliates.

Section 3.19Employees; Employee Benefits.

(a)The Acquired Companies do not have, and since their formation have not ever had, any employees.  Each Acquired Company is not a party to nor bound by, and since its formation has never been party to nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization.  There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any Acquired Company or Project.

(b)No Acquired Company maintains, sponsors, contributes to or is required to contribute to any Plan.  There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of any of the Acquired Companies with respect to any Plan now maintained or previously maintained by any of the Acquired Companies or any ERISA Affiliate of any of the Acquired Companies (or to which such an entity ever contributed or was required to contribute).

Section 3.20Environmental Matters.

(a)Except as set forth on Schedule 3.20(a) of the Seller Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect:

(i)(A) no Environmental Claim is pending, or to the Knowledge of Seller, threatened against any of the Acquired Companies, and (B) to the Knowledge of Seller, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against any of the Acquired Companies;

(ii)(A) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any Real Property Interest or, to Seller’s Knowledge, on any real property formerly owned, leased or operated by any of the Acquired Companies (or any of their predecessors), and (B) to the Knowledge of Seller, there are no underground storage tanks, surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed, that in the case of either (A) or (B) could reasonably be expected to give rise to an Environmental Claim against any of the Acquired Companies; and

(iii)Seller and the Acquired Companies are in compliance with all Environmental Laws and all Environmental Permits, and there are no Liabilities under Environmental Laws with respect to the Acquired Companies.  All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Seller or the Acquired Companies under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect.

(b)Seller has delivered to, or has otherwise made available for inspection by Purchaser, true, complete and correct copies of all material written reports of environmental investigations, studies, audits and tests in the possession, control or custody of Seller, its Affiliates or any Acquired Company relating to Environmental Laws or the Release or threatened Release of Hazardous Substances at, in, on, under or from any Real Property Interests.

Section 3.21No Brokers.  Except as set forth on Schedule 3.21 of the Seller Disclosure Schedule, neither Seller, nor the Acquired Companies nor any of their Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against Seller or any of its Affiliates, or against any Acquired Company.

Section 3.22Regulation.  Except as set forth on Schedule 3.22 of the Seller Disclosure Schedule, each of the Project Companies either (A) has received MBR Authority and status as an EWG, or (B) if the Project Company has not received MBR Authority and status as an EWG, (I) to Seller’s Knowledge, there is no reason why the Project Company would not receive MBR Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of Electricity from the Project, and (II) are not, and prior to the earlier of (x) the date of FERC’s order granting it MBR Authority or (y) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA.  Each of the Acquired Companies is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

Section 3.23Related Party Transactions.  Except for Material Contracts or as set forth on Schedule 3.23 of the Seller Disclosure Schedule:

(a)neither Seller nor any Affiliate thereof (other than the Acquired Companies) is a party to, or is subject to, any Contract entered into by any Acquired Company; and

(b)no Acquired Asset is owned or controlled by Seller or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company.

Section 3.24Credit Support.  Schedule 3.24 of the Seller Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of Seller or its Affiliates to or on behalf of any Acquired Company relating to the ownership and operation of the Projects or as required pursuant to any Material Contract or Project Permit (the “Support Obligations”).

Section 3.25Intellectual Property.

(a)Except as set forth on Schedule 3.25(a) of the Seller Disclosure Schedule, the Acquired Companies own, free and clear of any Liens other than Permitted Liens, or have the licenses or rights to use for the Business, all material Intellectual Property currently used in the Business as currently conducted, and the consummation of transactions contemplated by the Transaction Documents will not adversely alter or impair any such right in any material respect; provided, however, the foregoing and the representation in Section 3.13 shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons, which are exclusively addressed below in Section 3.25(b).

(b)To Seller’s Knowledge, the use by the Acquired Companies of the Intellectual Property currently used in the Business do not infringe upon the Intellectual Property rights of any Person in any manner that would reasonably be expected to have a Seller Material Adverse Effect.

(c)Neither Seller nor the Acquired Companies have (i) received from any Person a written or, to Seller’s Knowledge, unwritten claim that the Acquired Companies are infringing in any material respect the Intellectual Property of such Person or (ii) received any written or, to Seller’s Knowledge, unwritten, notice of any default, and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have a Seller Material Adverse Effect.

(d)Seller and the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of the Acquired Companies.

Section 3.26Projections.  The Financial Projections were prepared in good faith based on reasonable assumptions of Seller and are materially consistent with Seller’s current expectations regarding the Projects, and the assumptions included in the Financial Projections are materially consistent with the provisions of the Contracts affecting the Projects.

Section 3.27Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article III, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED COMPANIES, THE COMPANY INTERESTS, THE PROJECTS, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the Execution Date:

Section 4.01Organization; Qualification.

(a)Each of Purchaser and 8point3 OpCo Holdings has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)Each of Purchaser and 8point3 OpCo Holdings is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)Purchaser has heretofore made available to Seller complete and correct copies of the Charter Documents of each of Purchaser and 8point3 OpCo Holdings.

Section 4.02Authority and Power.  Each of Purchaser and 8point3 OpCo Holdings (a) has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

Section 4.03Valid and Binding Obligation.

(a)This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement has been duly and validly authorized, executed and delivered by Seller and Seller Guarantor, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b)Each of the Transaction Documents to which Purchaser or 8point3 OpCo Holdings is a party will be duly and validly executed and delivered by Purchaser or 8point3 OpCo Holdings, as applicable, and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by each Seller Party that will be a party thereto, will constitute a legal, valid and binding obligation of Purchaser or 8point3 OpCo Holdings, as applicable, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 4.04No Violation or Conflict.  None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents by Purchaser or 8point3 OpCo Holdings, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of Purchaser or 8point3 OpCo Holdings, (b) constitute, with or without notice or the passage of time or both, a Default under any material Permit or Contract to which Purchaser or 8point3 OpCo Holdings  is a party or by which any of their respective properties are bound, or (c) contravene, in any material respect, any material Law.

Section 4.05Consents and Approvals.  No material Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to Purchaser or 8point3 OpCo Holdings in connection with the execution and delivery of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 4.06No Brokers.  Neither Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it which will have a right of payment or claim against Seller or any of its Affiliates.

Section 4.07Litigation.  There are no outstanding Orders to which Purchaser or 8point3 OpCo Holdings is a party, or by which Purchaser or 8point3 OpCo Holdings is bound by or with any Governmental Entity, except any such Order that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and by the other Transaction Documents.

Section 4.08Investment Intent.  Purchaser is acquiring the Company Interests for its own account with the present intention of holding the Company Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership, Purchaser and 8point3 OpCo Holdings acknowledge that the Company Interests will not be registered under the Securities Act or any applicable state securities law, and that such Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 4.09Disqualified Person.  Purchaser is not a Disqualified Person.

Section 4.10Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article IV, PURCHASER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

Article V

COVENANTS

Section 5.01Further Assurances.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, each of the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).

Section 5.02Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

Section 5.03Amended and Restated Omnibus Agreement.  Within two (2) months following the Execution Date, Purchaser will use commercially reasonable efforts to (a) obtain approval to enter into the Amended and Restated Omnibus Agreement from the lenders under the Credit Agreement and (b) execute the Amended and Restated Omnibus Agreement.  Upon the execution of the Amended and Restated Omnibus Agreement, the following provisions of this Agreement will automatically terminate and be of no further force or effect:  (i) clauses (ii) and (iii) of the definition of “Seller Indemnified Taxes,” (ii) Section 7.05, Section 7.07 and Section 7.08, and (iii) any definitions used exclusively therein.

Section 5.04Tax Equity Matters.

(a)From and after the Closing, (i) Purchaser expressly delegates to Seller any and all rights of Purchaser, the Company or Kingbird Holdings (A) to enforce the obligations of the Tax Equity Investor in respect of the Tax Equity Second Funding, and (B) to otherwise pursue all Actions arising from a failure by the Tax Equity Investor to perform such obligations including, in each case, payment in full of the “Class A Second Funding Date Purchase Price” (as defined in the Tax Equity ECCA), and (ii) Purchaser agrees that Seller may, at its option, assume control over the negotiation or settlement of all claims or disputes between Seller, the Company or Kingbird Holdings, on the one hand, and the Tax Equity Investor, on the other, arising in connection with the Tax Equity Second Funding, including regarding the satisfaction of, or failure to satisfy, any “Second Funding Date Condition” (as defined in the Tax Equity ECCA).

(b)Purchaser agrees that it shall, and shall cause the Company and Kingbird Holdings to, reasonably cooperate, and shall cause its and their respective Affiliates, employees and agents reasonably to cooperate, with Seller in connection with any exercise by Purchaser of its rights to enforce the Tax Equity ECAA, pursue actions or participate in any negotiation or settlement of claims or disputes, in each case, pursuant to Section 5.04(a).

Section 5.05Credit Support Obligations.  Purchaser shall cause the Support Obligations marked with an asterisk in Schedule 3.24 to be replaced promptly following Closing, and in any event, no later than thirty (30) days thereafter, with letters of credit, cash collateral or other security in accordance with the Contract or Permit, as applicable, pursuant to which each such Support Obligation is required to be provided, or as otherwise acceptable to the beneficiary thereof.  Promptly after any such Support Obligation is replaced by Purchaser and the instrument being replaced is returned to Purchaser or any Acquired Company, Purchaser shall promptly deliver or cause such Acquired Company to deliver such replaced Support Obligation to Seller or, at Seller’s request, one of its Affiliates.  Seller will cooperate reasonably with Purchaser with respect to Purchaser’s efforts to so replace such Support Obligations and agrees to maintain such Support Obligations until the earlier of (x) thirty (30) days after Closing or (y) the date on which Purchaser causes such Support Obligations to be replaced in accordance with the terms of this Section 5.05; provided, if any such Support Obligation is not replaced at or prior to the Closing, Purchaser shall reimburse Seller for any claims or drawings on, and the actual out-of-pocket costs of and fees reasonably incurred by Seller or its Affiliates in maintaining, such Support Obligation after Closing.

Section 5.06Liquidated Damages.  Seller shall pay directly to the PPA Buyers on behalf of the applicable Project Company, or cause one of its Affiliates to pay directly to the PPA Buyers on behalf of the applicable Project Company, when, and as due, any amounts owed by the applicable Project Company to the applicable PPA Buyer pursuant to Section 3.5(d) of each Power Purchase Agreement (other than any such amounts that were previously paid to the applicable Project Company by First Solar or its Affiliate (including First Solar Electric (California), Inc.), in its capacity as contractor, pursuant to any engineering, procurement and construction contract, or similar agreement, entered into between such contractor and the applicable Project Company).

Article VI

SURVIVAL AND INDEMNIFICATION

Section 6.01Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Execution Date; provided, however, an Indemnified Party may bring a claim for or with respect to inaccuracy or breach of any representation or warranty only if it has notified the Indemnifying Party of the breach on or before the date that is eighteen (18) months after the Execution Date, except that claims for or with respect to any inaccuracy or breach of (a) any Specified Representation shall survive indefinitely, (b) any representation or warranty contained in Section 3.20 (Environmental Matters) shall survive the Closing until the date that is three (3) years after the Execution Date, and (c) any representation or warranty contained in Section 3.15 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto).

Section 6.02Indemnification by Seller.  Subject to the other terms and limitations set forth in this Agreement, Seller agrees to indemnify, defend and hold harmless Purchaser, Purchaser’s Affiliates and each of their respective Representatives (collectively, the “Purchaser Group”) from and against any and all Damages incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to or resulting from (a) any failure by Seller to perform any covenant or agreement of Seller contained in this Agreement, and (b) any inaccuracy or breach of any of Seller’s representations and warranties contained in this Agreement.

Section 6.03Indemnification by Purchaser.  Subject to the other terms and limitations set forth in this Agreement, Purchaser agrees to indemnify, defend and hold harmless Seller, Seller’s Affiliates and each of their respective Representatives (collectively, the “Seller Group”) from and against any and all Damages incurred or sustained by any member of the Seller Group to the extent arising out of, relating to or resulting from (a) any failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement, and (b) any inaccuracy or breach of any of Purchaser’s representations and warranties contained in this Agreement.

Section 6.04Liability Limitations.  Notwithstanding anything to the contrary contained in this Agreement:

(a)No monetary amount will be payable by any Indemnifying Party to any member of the Purchaser Group or the Seller Group, respectively, with respect to the indemnification of any claims pursuant to clauses (a) or (b) of Section 6.02 or Section 6.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes), or (3) any claim for or with respect to any failure to perform any covenant or agreement in Section 5.06 (Liquidated Damages)), unless (i) the amount of Damages in respect of such claim exceeds $25,000 (each claim with Damages at or under $25,000, a “De Minimis Claim”) and (ii) the aggregate amount of Damages actually incurred by the Seller Group or the Purchaser Group, as the case may be, with respect to all such claims (excluding De Minimis Claims) exceeds on a cumulative basis an amount equal to $600,000 (the “Deductible Amount”), in which event the Indemnified Party may only recover Damages to the extent in excess of the Deductible Amount (and excluding any Damages with respect to De Minimis Claims);

(b)The maximum Damages payable by each of Seller and Purchaser to members of the Purchaser Group or the Seller Group, respectively, with respect to the indemnification of claims pursuant to clauses (a) or (b) of Section 6.02 or Section 6.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes), or (3) any claim for or with respect to any failure to perform any covenant or agreement in Section 5.06 (Liquidated Damages)), shall be an amount equal to fifteen percent (15%) of the Aggregate Cost; provided that the maximum such Damages payable by each of Seller and Purchaser with respect to the indemnification of all claims pursuant to clauses (a) or (b) of Section 6.02 or Section 6.03, shall be an amount equal to one hundred percent (100%) of the Aggregate Cost; and

(c)Notwithstanding anything to the contrary set forth in this Agreement, in the event that Seller has Knowledge of Purchaser’s breach of any representation or warranty contained in Section 4.09 as of the Closing, Seller shall have no right to recover for the breach of such representation or warranty.

(d)For the avoidance of doubt, the limitations in this Section 6.04 shall not apply to any claims under Article VII or any claim arising out of or resulting from fraud or willful misconduct.

Section 6.05Indemnification Procedures.

(a)If any claim or demand is made against an Indemnified Party with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article VI, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b)The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party.  In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 6.05(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 6.05(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c)No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d)If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the

Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e)Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

Section 6.06Certain Indemnification Matters.

(a)Except in the case of fraud or willful misconduct, and without in any way limiting Seller’s indemnification obligations pursuant to Section 7.04 and Section 7.05, the indemnification provided in this Article VI shall at all times be the sole and exclusive damages remedy for any inaccuracy or breach of any representation or warranty or any failure to perform any covenant or agreement contained herein.

(b)Any Liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c)Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 6.06(c) shall not limit any Indemnified Party’s remedies under this Article VI except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 6.06(c).

(d)If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article VI, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person (collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) actually and reasonably incurred by the Indemnified Party in seeking such Recoveries.

Section 6.07Seller Guaranty.

(a)Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees the timely payment when due of all obligations owing by Seller to Purchaser arising pursuant to this Agreement on or after the Execution Date (the “Guaranteed Obligations”), subject to the terms and conditions of this Section 6.07.  The foregoing obligation shall constitute a guarantee of payment and not of collection.  Notwithstanding anything herein to the contrary, Seller Guarantor’s liability for the Guaranteed Obligations shall be subject to the limitations set forth in Section 6.04.  To the fullest extent permitted by law, Seller Guarantor hereby waives all surety defenses Seller may have against Purchaser.  Further, notwithstanding any other provision contained in this Section 6.07, Seller Guarantor and Purchaser intend that this guarantee be an absolute and unconditional guaranty, subject only to the conditions set forth in Section 6.07(b).

(b)If, for any reason whatsoever, Seller shall fail to pay any Guaranteed Obligation when such Guaranteed Obligation is due and owing under this Agreement (an “Overdue Obligation”), Purchaser may present a written demand to Seller Guarantor calling for Seller Guarantor’s payment of such Overdue Obligation pursuant to this Section 6.07 (a “Payment Demand”).  Seller Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Purchaser is conditioned upon Seller Guarantor’s receipt of a Payment Demand from Purchaser satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under this Agreement, and the specific provision(s) of this Agreement pursuant to which such Overdue Obligation(s) became due and owing; and (ii) such Payment Demand must be delivered to Seller Guarantor in accordance with Section 8.03 below.  After issuing a Payment Demand in accordance with the requirements specified in this Section 6.07(b) above, Purchaser shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Seller Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Seller Guarantor receives such demand.

(c)The guaranty set forth in this Section 6.07 will remain in full force and effect, and will be binding upon Seller Guarantor, until all of the Guaranteed Obligations have been satisfied.

(d)To the fullest extent permitted by applicable Law, the obligations of Seller Guarantor under this Section 6.07 shall not be otherwise affected, modified or impaired upon the happening of any event, including (a) any legal disability, incapacity or similar defense, (b) the sale or transfer of all or any portion of the assets of or equity (including limited liability company interests), whether owned directly or indirectly by Seller Guarantor or other beneficial interests, in Seller, (c) the merger, consolidation, restructuring, termination, dissolution, bankruptcy, insolvency or liquidation of Seller or Seller Guarantor, and (d) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of Seller Guarantor from the performance or observance of any obligation, warranty or agreement contained in this Section 6.07.  Notwithstanding anything contained in this Agreement, the guaranty provided under this Section 6.07 shall continue to be effective or be reinstated, as the case may be, if at any time payment of all, or any part thereof, of any payment made by Seller or

Seller Guarantor under this Agreement is rescinded or must otherwise be restored or repaid by Purchaser as a result of the bankruptcy or insolvency of Seller.  The insolvency of Seller or Seller Guarantor, and any bankruptcy or reorganization proceeding with respect thereto, shall not affect in any way Seller Guarantor’s unconditional and absolute liability hereunder.

(e)Without limiting Seller Guarantor’s own defenses and rights hereunder, Seller Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Seller is or may be entitled arising from or out of this Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Seller or any lack of power or authority of Seller to enter into and/or perform the Agreement.

(f)Seller Guarantor hereby represents and warrants to Purchaser that:

(i)Seller Guarantor is a Delaware corporation, has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(ii)Seller Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)the execution and delivery by Seller Guarantor of this Agreement and the performance by Seller Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Seller Guarantor;

(iv)this Agreement has been duly and validly executed and delivered by Seller Guarantor and, assuming this Agreement has been duly and validly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity;

(v)the execution, delivery and performance by Seller Guarantor of this Agreement does not require Seller Guarantor to obtain any Consent of any Governmental Entity or other Person, other than Consents that have already been obtained; and

(vi)the execution and delivery by Seller Guarantor of this Agreement do not, and the performance by Seller Guarantor of its obligations under this Agreement will not:

(1)result in a violation or breach of any of the provisions of the Charter Documents of Seller Guarantor;

(2)result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), any material Contract to which Seller Guarantor is a party, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to have a material adverse effect on Seller Guarantor’s ability to perform its obligations under this Agreement; and

(3)result in a violation or breach of any provision of any Law applicable to Seller Guarantor, except as would not reasonably be expected to have a material adverse effect on Seller Guarantor’s ability to perform its obligations under this Agreement.

(vii)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Section 6.07(f), SELLER GUARANTOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

Article VII

TAX MATTERS

Section 7.01Acquired Companies Taxes.  Seller shall be responsible for (and entitled to retain any refunds with respect to) all Seller Indemnified Taxes, and Purchaser shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the Acquired Assets or the Business.  Regardless of which Party is responsible for a Tax hereunder, Seller or an Affiliate of Seller shall file, or exercise all rights and powers available to it to cause the Acquired Companies to file (as applicable), any Tax Return required by applicable law to be filed by the Acquired Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the Acquired Companies to pay (as applicable), all Taxes of the Acquired Companies that are required to be paid prior to the Closing.  Seller shall promptly deliver to the Purchaser copies of all Tax Returns filed by Seller or an Affiliate of Seller with respect to the Acquired Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Acquired Companies.  Seller and the Acquired Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the Acquired Companies that is inconsistent with the conventions, elections or other Tax attributes of the Acquired Companies (or the Acquired Assets).

Section 7.02Tax Allocation.  For purposes of allocating Taxes under this Agreement between the period prior to, and on or after, the Execution Date, (a) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the taxable period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (b) ad valorem, property and other Taxes imposed on a periodic basis shall be allocated between the period (or portion thereof) ending immediately prior to the Execution Date and the period (or portion thereof) beginning on the Execution Date by prorating each such Tax based on the number of days in the applicable taxable period that occur before the date on which the Execution Date occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the Execution Date occurs, on the other hand.  For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

Section 7.03Tax Cooperation.  Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article VII, in resolving, defending or prosecuting all disputes and audits with respect to such Tax Returns.

Section 7.04Tax Indemnification.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Seller will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from, any Seller Indemnified Taxes.  Upon the determination of the amount of any Taxes for which any Party is liable under this Agreement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Article VII.

Section 7.05Tax Equity Indemnification.  From and after Closing, subject to the other terms and limitations set forth in this Agreement, Seller will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from a Tax Equity Breach with respect to the Acquired Companies.

Section 7.06Transfer Taxes.  All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (including any filing and recording fees) (“Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne entirely by Seller.  Seller and Purchaser shall cooperate and, if applicable, jointly file, all necessary documentation and Tax Returns with respect to all such Transfer Taxes.

Section 7.07Other Tax Indemnification.  From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Seller will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from:

(a)(1) the inapplicability or unavailability of any exclusion from, exemption from, or other reduction in the (A) base of, or (B) liability for, any ad valorem, property or similar tax or assessment to the extent such exclusion, exemption, or reduction is reflected in the Project Model, or (2) any reassessment with respect to any ad valorem, property, or similar tax or assessment to the extent such reassessment is not reflected in the Project Model; provided, however, the Parties hereby agree that in no event shall this indemnity apply to any Damages arising as the result of, or that otherwise would not have been incurred except through, (A) any action of Purchaser or the Partnership following the Closing (excluding the Partnership acquiring fifty percent (50%) or more of Purchaser), or (B) any change in Laws following the Closing; and

(b)any Specified Affiliate Bonus paid by or on behalf of any Acquired Company.

Section 7.08Related Waivers of Claims and other Tax Equity Financing Matters

.  In addition to its indemnification obligation set forth in Section 7.05, Sponsor further agrees to waive, and cause its Affiliate to waive, any claims such Person may have against any member of the Purchaser Group under a purchase and sale or similar agreement for payment of any portion of the purchase price owed to such Sponsor or its Affiliate as consideration for an Acquired Company, any Acquired Asset or a Project, to the extent such amount constitutes a Tax Equity Purchase Shortfall.

Section 7.09Survival.  The obligations of Seller and Purchaser pursuant to this Article VII shall terminate sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto) with respect to the particular Tax.

Article VIII

MISCELLANEOUS

Section 8.01Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than (a) the Parties hereto and their respective successors and permitted assigns and (b) the Indemnified Parties, to the extent such Indemnified Parties are expressly granted certain rights of indemnification in this Agreement, will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 8.02Assignment.  No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion).  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

Section 8.03Notices.  Unless otherwise specified herein, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to Seller:

First Solar Asset Management, LLC
c/o First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel:  (602) 414-9300
Email:  mark.widmar@firstsolar.com
Attention:  Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel:  (602) 427-2925
Email:  generalcounsel@firstsolar.com
Attention:  Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue NW
Washington, D.C. 20005
Tel:  (202) 371-7402
Email:  lance.brasher@skadden.com
Attention:  Lance Brasher

If to Seller Guarantor:

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel:  (602) 414-9300
Email:  mark.widmar@firstsolar.com
Attention:  Mark Widmar, Chief Financial Officer

with copies to:

First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel:  (602) 427-2925
Email:  generalcounsel@firstsolar.com
Attention:  Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue NW
Washington, D.C. 20005
Tel:  (202) 371-7402
Email:  lance.brasher@skadden.com
Attention:  Lance Brasher

If to Purchaser:

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
77 Rio Robles
San Jose, California 95134
Tel: (408) 240-5500
Email: chuck.boynton@sunpower.com
Attention:  Charles Boynton, Chief Executive Officer

with copies to:

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
400 Crossing Boulevard, 5th Floor
Bridgewater, NJ 08807
Tel:  (908) 809-4130
Email:   jdymbort@firstsolar.com
Attention:  Jason Dymbort, General Counsel

8point3 Operating Company, LLC
c/o 8point3 General Partner, LLC
350 West Washington Street, Suite 600
Tempe, Arizona 85281
Tel:  (602) 414-9300
Email:  mark.widmar@firstsolar.com
Attention:  Mark Widmar, Chief Financial Officer

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.  Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 8.04Public Statements.  The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the consent of the other Party, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Law.

Section 8.05Confidentiality.  The Parties agree that (a) all documents, materials, data or other information with respect to the Parties and their Affiliates received by a Party in connection with the transactions contemplated hereunder shall constitute “Confidential Information” as defined in the Omnibus Agreement and (b) Section 4.1 of the Omnibus Agreement shall apply mutatis mutandis to each Party, as if fully set forth herein.

Section 8.06Waiver; Remedies.  No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.07Captions.  All Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 8.08Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

Section 8.09Governing Law.  THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH

PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 8.10Consent to Jurisdiction.  Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.11Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the Transaction Documents supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the other Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the other Transaction Documents, this Agreement shall control.

Section 8.12Amendment.  This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

Section 8.13Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 8.14 ROFO Projects.  The Parties agree that the purchase and sale of the Company Interests pursuant to this Agreement shall be deemed to have been offered pursuant to that certain Right of First Offer Agreement, dated as of June 24, 2015 (the “ROFO Agreement”), among Sponsor and Purchaser, and the Acquired Companies shall be considered ROFO Assets (as defined in the ROFO Agreement) for purposes of the ROFO Agreement and otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST SOLAR ASSET MANAGEMENT, LLC

By:	/s/ Alexander Bradley
Name: Alexander Bradley
Title: Vice President, Treasury and
Project Finance

8POINT3 OPERATING COMPANY, LLC

By: 8point3 Energy Partners LP, its
managing member

By: 8point3 General Partner, LLC, its general partner

By:	/s/ Alexander Bradley
Name: Alexander Bradley
Title: Vice President of Operations

The undersigned hereby executes this Agreement for the sole purpose of agreeing to its obligations pursuant to Section 6.07.

FIRST SOLAR, INC.

By:	/s/ Bryan Schumaker
Name: Bryan Schumaker
Title: Chief Accounting Officer

By:	/s/ Monica Pantea
Name: Monica Pantea
Title: Assistant Treasurer

[Kingbird Purchase and Sale Agreement]

EXHIBIT A

Form of Assignment and Assumption Agreement

(see attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is effective as of March 31, 2016 (the “Effective Date”), by and between First Solar Asset Management, LLC, a Delaware limited liability company (“Assignor”), and 8point3 OpCo Holdings, LLC, a Delaware limited liability company (“Assignee” and together with the Assignor, each a “Party” and collectively, the “Parties”), pursuant to, and subject to the terms of, that certain Purchase and Sale Agreement, dated as of March 31, 2016, by and among 8point3 Operating Company, LLC, a Delaware limited liability company, First Solar Asset Management, LLC, a Delaware limited liability company, and First Solar, Inc., a Delaware corporation (the “PSA”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the PSA.

WHEREAS, Assignor owns one hundred percent (100%) of the limited liability company membership interests (collectively, the “Assigned Interests”) in, and is the sole member of, FSAM Kingbird Solar Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Assignor desires to transfer and assign to Assignee all of its right, title and interest in, to and under the Assigned Interests and Assignee has agreed to become the sole member of the Company;

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and contained in the PSA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

1.

Assigned Interests.  Upon the terms and conditions contained in the PSA, Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby acquires and accepts, all of Assignor’s right, title and interest in, to and under the Assigned Interests, free and clear of any and all encumbrances other than Permitted Equity Liens.  As of the Effective Date, in accordance with Section 24 of the Limited Liability Company Agreement of the Company, dated as of October 13, 2015 (the “LLC Agreement”), Assignee hereby agrees to be bound by the LLC Agreement and is hereby admitted as the sole member of the Company.

2.

Further Assurances.  Assignor and Assignee covenant and agree that each will do, execute and deliver, or cause to be done, executed and delivered all such further instruments, documents, agreements and assurances as may be reasonably requested by the other Party, which may be necessary or desirable, in order to evidence and provide for the specific assignment of the Assigned Interests and to carry out the purposes and intent of this Agreement.

3.

Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

4.

Assignment.  No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion).  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

5.

Waiver; Remedies.  No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.

Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Parties or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

7.

Governing Law. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

8.

Consent to Jurisdiction.  Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in Section 8.10 of the PSA.

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9.

Entire Agreement.  This Agreement and the PSA constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the PSA supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the PSA, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement, specific provisions prevail over general provisions.  Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the PSA, all of which shall survive the execution and delivery of this Agreement as provided in, and subject to the limitations set forth in, the PSA.  The PSA shall control in the event of any conflict with the terms of this Agreement.

10.	Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.
11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

First Solar Asset Management, LLC

By:
Name:
Title:

[Assignment and Assumption Agreement]

8point3 OPCO HOLDINGS, LLC

By 8point3 Operating Company, LLC, its sole member

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

[Assignment and Assumption Agreement]

EXHIBIT B

Form of Omnibus Agreement Amendment

(see attached)

AMENDMENT NO. 4

TO

OMNIBUS AGREEMENT

This AMENDMENT NO. 4 TO OMNIBUS AGREEMENT (this “Amendment”), dated as of March 31, 2016 is made and entered into among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”).  The above-named entities are sometimes referred to in this Amendment as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into that certain Omnibus Agreement on June 24, 2015, that certain Amendment No. 1 to Omnibus Agreement on August 11, 2015, that certain Amendment No. 2 to Omnibus Agreement on November 30, 2015 and that certain Amendment No. 3 to Omnibus Agreement on January 26, 2016 (collectively, the “Agreement”); and

WHEREAS, the Parties desire, subject to the terms and conditions set forth herein (including Section 1.05), to further amend the Agreement to reflect the Parties’ agreement as to certain matters set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.01Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Section 1.02Amendments.

(a)The following text shall be added as new rows to the table set forth on Schedule I of the Agreement:

No.	Sponsor	Project	Scheduled COD	Guaranteed Project Capacity (MWAC)	Minimum Project Capacity (MWAC)	Closing Project Value	Capacity Buy-Down Amount ($ per MW)
11.	First Solar	Kingbird Project A	April 29, 2016	19.40	18.43	$30,000,000	$1,500,000
12.	First Solar	Kingbird Project B	April 29, 2016	19.40	18.43	$30,000,000	$1,500,000

(b)The following text shall be added as a new item to the end of Part A of Schedule II:

Tax equity financing in respect of the Kingbird projects, entered into between FSAM Kingbird Solar Holdings, LLC, Kingbird Solar, LLC, State Street Bank and Trust Company and Antrim Corporation.

(c)The following text shall be added as a new item to the end of Part A of Schedule III:

KINGBIRD PROJECTS

1.	Letter of Credit No. L5LS-426344 issued by JPMorgan Chase Bank, N.A. to The City of Pasadena, dated October 24, 2013, as amended ($2,000,000)

2.	Letter of Credit No. L5LS-426347 issued by JPMorgan Chase Bank, N.A. to Southern California Public Power Authority, dated October 24, 2013, as amended ($2,000,000)

3.	Letter of Credit No. L5LS-427588 issued by JPMorgan Chase Bank, N.A. to Southern California Edison Company, dated April 10, 2014, as amended ($176,234)

4.	Letter of Credit No. L5LS-427629 issued by JPMorgan Chase Bank, N.A. to Southern California Edison Company, dated April 10, 2014, as amended ($176,234)

(d)The following text shall be added as new items to the end of Part A of Schedule IV:

14.	FSAM Kingbird Solar Holdings, LLC
15.	Kingbird Solar, LLC
16.	Kingbird Solar A, LLC
17.	Kingbird Solar B, LLC

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Section 1.03Representations and Warranties.

(a)Representations and Warranties of Each Sponsor.  Each Sponsor hereby represents and warrants to the other Sponsor, the Operating Company, the YieldCo General Partner, Holdings and the Partnership, as follows as of the date hereof:

(i)Organization; Qualification.  Such Sponsor has been duly formed and is validly existing and in good standing as a corporation under the Laws of its jurisdiction of formation with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(ii)Authority and Power.  Such Sponsor (A) has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(iii)Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Sponsor and, assuming this Amendment has been duly and validly authorized, executed and delivered by all other Persons party hereto, constitutes a legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv)No Conflicts.  The execution, delivery and performance of this Amendment by such Sponsor will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Sponsor is a party, or (c) contravene, in any material respect, any material Law.

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(v)Consents and Approvals.  The execution, delivery and performance of this Amendment by such Sponsor does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

(b)Representations and Warranties of the Operating Company, the YieldCo General Partner, Holdings and the Partnership.  Each of the Operating Company, the YieldCo General Partner, Holdings and the Partnership hereby represents and warrants to the Sponsors, as follows as of the Execution Date:

(i)Organization; Qualification.  Such Person has been duly formed and is validly existing and in good standing as a limited liability company or partnership, as applicable, under the Laws of its jurisdiction of formation with all requisite limited liability company or partnership, as applicable, corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Amendment.

(ii)Authority and Power.  Such Person (A) has all requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary limited liability company or partnership, as applicable, action to authorize the execution, delivery and performance of this Amendment.

(iii)Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Person and, assuming this Amendment has been duly and validly authorized, executed and delivered by the Sponsors party hereto, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv)No Conflicts.  The execution, delivery and performance of this Amendment by such Person will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Person is a party, or (c) contravene, in any material respect, any material Law.

4

(v)Consents and Approvals.  The execution, delivery and performance of this Amendment by such Person does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

Section 1.04Continuity.  Except as expressly modified hereby, the terms and provisions of the Agreement and all instruments, agreements or other documents executed and delivered in connection therewith shall continue in full force and effect.   Whenever the “Agreement” is referenced in the Agreement or any of the instruments, agreements or other documents executed and delivered in connection therewith, such references shall be deemed to mean the Agreement as modified hereby.

Section 1.05No Effect on Article III.  This Amendment shall have no effect on the terms and provisions of Article III of the Agreement, which shall continue in full force and effect.  All capitalized terms used in Article III of the Agreement shall have the meanings ascribed to such terms in the Agreement as in effect immediately prior to this Amendment.  To the extent this Amendment has the effect of modifying any capitalized term used in Article III of the Agreement, such term shall be deemed modified solely for purposes of the provisions of the Agreement other than Article III.

Section 1.06Parties in Interest.  This Amendment is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Amendment is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Amendment.

Section 1.07Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

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Section 1.08Facsimile; Counterparts.  Any Party may deliver executed signature pages to this Amendment by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page.   This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 1.09GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8point3 Energy Partners LP

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

8point3 General Partner, LLC

By:
Name:
Title:

8point3 Operating Company, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

8point3 Holding Company, LLC

By: First Solar 8point3 Holdings, LLC, its member

By:
Name:
Title:

By: SunPower YC Holdings, LLC, its member

By:
Name:
Title:

[Amendment to Omnibus Agreement]

First Solar, Inc.

By:
Name:
Title:

SunPower Corporation

By:
Name:
Title:

[Amendment to Omnibus Agreement]

EXHIBIT C

Form of Certification of Non-Foreign Status

(see attached)

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform 8point3 Operating Company, LLC, a Delaware limited liability company (“Buyer”), that withholding of tax is not required upon the disposition of a United States real property interest by First Solar Asset Management, LLC, a Delaware limited liability company, which is disregarded as a separate entity from First Solar, Inc. (“Seller”) for U.S. federal tax purposes, the undersigned hereby certifies the following on behalf of Seller:

1.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

2.	Seller is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

3.	The United States employer identification number of Seller is 20-4623678.

4.	The office address of Seller is 350 W. Washington Street, 6th Floor, Tempe, Arizona 85281.

Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

FIRST SOLAR, INC.

By:
Name:
Title:
Date: [ ], 2016

EXHIBIT D

Form of Pledge Supplement

(see attached)

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated March 31, 2016, is delivered by FSAM Kingbird Solar Holdings, LLC, a Delaware limited liability company (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of June 24, 2015 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among 8point3 Operating Company, LLC, the other Grantors named therein, and Credit Agricole Corporate and Investment Bank as the Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of                     , 2016.

FSAM KINGBIRD SOLAR HOLDINGS, LLC

By:
Name:
Title: